Exhibit 3.1

SECOND AMENDMENT

TO

THIRTEENTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

DIGITAL REALTY TRUST, L.P.

THIS SECOND AMENDMENT TO THIRTEENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of Digital Realty Trust, L.P., dated as of July 13, 2015 (this “Second Amendment”), is entered into by and among Digital Realty Trust, Inc., a Maryland corporation (the “Company”), as the General Partner and the Persons whose names are set forth on Exhibit A attached hereto, as the Limited Partners, together with any other Persons who become Partners in the Partnership as provided in the Partnership Agreement (as defined below).

WHEREAS, the General Partner and the Limited Partners have entered into that certain Thirteenth Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P., dated as of March 26, 2014, as amended by that certain First Amendment, dated as of April 7, 2014 (as so amended, the “Partnership Agreement”);

WHEREAS, pursuant to Sections 7.3.C(4) thereof, the Partnership Agreement may be amended by the General Partner to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect; and

WHEREAS, the General Partner believes it is desirable and in the best interest of the Partnership to amend the Partnership Agreement as set forth herein.

NOW, THEREFORE, pursuant to Sections 2.4 and 7.3.C(4) of the Partnership Agreement, the General Partner, on its own behalf and as attorney-in-fact for the Limited Partners, hereby amends the Partnership Agreement as follows:

SECTION 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Partnership Agreement.

SECTION 2. Amendment of the Partnership Agreement. The Partnership Agreement is hereby amended as follows:

(a) The fourth sentence in Section 7.5A of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Notwithstanding the foregoing, the General Partner may acquire Properties or other assets in exchange for REIT Shares or cash, to the extent such Properties or other assets are contributed by the General Partner to the Partnership promptly, but in no case more than six months following such acquisition, pursuant to the terms described in Section 4.3.D.”

SECTION 3. Miscellaneous.

(a) Effect of Amendment. Except as specifically modified hereby, all terms and provisions of the Partnership Agreement shall continue to remain in full force and effect. Each reference in the Partnership Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Partnership Agreement as amended hereby, and this Second Amendment and the Partnership Agreement shall be read together and construed as a single instrument.

(b) Binding Effect. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

(c) Headings. The headings in this Second Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(d) Applicable Law. This Second Amendment shall be construed in accordance with and governed by the laws of the State of Maryland, without regard to the principles of conflicts of law.

(e) Invalidity of Provisions. If any provision of this Second Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

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IN WITNESS WHEREOF, the undersigned has executed this Second Amendment to the Thirteenth Amended and Restated Agreement of Limited Partnership as of the date first written above.

DIGITAL REALTY TRUST, L.P.

By:	Digital Realty Trust, Inc.,
a Maryland corporation
Its General Partner

By:	/s/ Andrew Power
Andrew Power
Chief Financial Officer

Signature Page to Second Amendment to the Thirteenth Amended and Restated Agreement of

Limited Partnership of Digital Realty Trust, L.P.